Exhibit 3

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement Nos. 333-12036, 333-12050, 333-13052, 333-13112, 333-14144, 333-110953, 333-117922 and 333-178350 on Form S-8 and Nos. 333-181552 and 333-189888 on Form F-3, and to the use in this Annual Report on Form 40-F of our reports dated December 4, 2013 relating to the consolidated financial statements of Royal Bank of Canada and the effectiveness of Royal Bank of Canada’s internal control over financial reporting for the year ended October 31, 2013.

/s/ Deloitte LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
December 5, 2013